Form 10-K, Exhibit 13
period 1997-12-31
OCWEN ASSET INVESTMENT CORP
filed 1998-03-31
CIK 1033643

SELECTED CONSOLIDATED FINANCIAL INFORMATION

         The following table presents selected consolidated financial data of Ocwen Asset Investment Corp. and its subsidiaries ("OAIC" or the "Company") at the date and for the period indicated.


     The selected balance sheet data at December 31, 1997 and operations data for the period from May 14, 1997 to December 31, 1997 have been derived from the financial statements audited by Price Waterhouse LLP, independent certified public accountants. The selected consolidated financial data should be read in conjunction with, and is qualified in its entirety by reference to, the information in the consolidated Financial Statements and related notes set forth elsewhere herein.

                                                                For the Period
                                                                 May 14, 1997
                                                                      to
                                                               December 31, 1997
                                                               -----------------
OPERATIONS DATA:
  Interest income ...........................................   $  13,461,715
  Income on investments in real estate, net .................       1,481,633
  Other operating income ....................................          12,665
                                                                -------------
     Total income ...........................................      14,956,013
  Operating expenses ........................................       3,155,065
                                                                -------------
  Income before minority interest ...........................      11,800,948
  Minority interest in net income of operating partnership ..          (9,430)
                                                                -------------
     Net income .............................................   $  11,791,518
                                                                =============

  Earnings per share:
     Basic ..................................................   $        0.62
                                                                =============
     Diluted ................................................   $        0.60
                                                                =============

  Weighted average common shares outstanding:
     Basic ..................................................      19,108,789
                                                                =============
     Diluted ................................................      19,564,770
                                                                =============

BALANCE SHEET DATA:
    Total assets ............................................   $ 288,003,341
    Cash and cash equivalents ...............................      48,677,123
    Securities available for sale, at market value ..........     146,026,907
    Loan portfolio ..........................................      15,831,479
    Discount loan portfolio .................................      26,978,888
    Investment in real estate ...............................      45,430,039
    Minority interest .......................................       2,941,541
    Shareholders' equity ....................................     271,258,267

OTHER DATA:
    Average assets ..........................................   $ 289,215,300
    Average equity ..........................................     284,260,200
    Return on average assets ................................            6.56%
    Return on average equity ................................            6.67%
    Funds from operations ...................................   $  11,970,606

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

         The following discussion of the Company's consolidated financial condition, results from operations, and capital resources and liquidity should be read in conjunction with the Consolidated Financial Information and the Consolidated Financial Statements and related notes included elsewhere herein.

GENERAL

         The Company is a newly formed corporation that has elected to be taxed as a real estate investment trust ("REIT") under the Internal Revenue Code of 1986, as amended (the "Code"), and that specializes in opportunistic real estate investments. At December 31, 1997, the Company had invested $234.3 million or 83% of the $283.7 million of net proceeds received from the sale of 19,125,000 shares of its common stock in May 1997. Of this amount, $146 million or 62% was invested in mortgage-related securities, $45.4 million or 19% was invested in real estate, $27 million or 12% was invested in commercial discount mortgage loans and $15.9 million or 7% was invested in other mortgage loans.

RECENT TRANSACTIONS

         During the months of January and February 1998, the Company completed the acquisition of five pools of residential loans with an aggregate unpaid principal balance of approximately $10.9 million. The loans have a weighted average coupon rate of 8.13%.

         On January 12, 1998, the Company closed an $11.6 million mezzanine construction loan, which had an initial draw of $1.6 million, for a 160 unit apartment rental project located in San Francisco, California with on-site parking and commercial space on the first floor.

         On January 15, 1998, in order to match-fund the Company's asset base with anticipated borrowings and thereby minimize the impact on the Company from changes in net interest income due to changes in 1-month London InterBank Offered Rate ("LIBOR"), the Company placed a 5 year, $100.0 million notional swap. The terms of the swap call for the Company to pay a fixed rate of 5.75% and receive 1-month LIBOR on $100.0 million.

         On January 23, 1998, the Company purchased for $13.7 million, a 16-story, 124,688 square foot office property located at 690 Market Street, San Francisco, California. The building is 83% leased with 41% of the building becoming available by the end of 1998. The Company anticipates investing an additional $4.3 million to reposition the building for re-leasing.

         On January 30, 1998, the Company purchased a $51.6 million investment in a subordinate interest-only strip supported by a pool of 6,309 subprime mortgage loans. Ocwen Federal Bank FSB (the "Bank") will special service any loans that become 60 days delinquent. The average balance of the loan is approximately $95,000 and the geographical concentration is mainly in California, Florida, Illinois, Massachusetts and Washington.

         On February 17, 1998, the Company sold 175,000 shares of common stock for cash in an aggregate amount of approximately $3.1 million to certain officers and directors of the Company and Ocwen Financial Corporation ("Ocwen"). In connection with this stock issuance, a subsidiary of Ocwen sold a like number of shares of the Company's common stock and invested in a like number of limited partnership units in the Company's operating partnership in order to comply with the stock ownership restrictions imposed on REITs under the Code.

         On February 27, 1998, the Company closed a $30.3 million commercial real estate construction loan which had an initial draw of $13.2 million. The loan facilitated the acquisition of a 12-story, 155,000 gross square foot, office building located in the Tribeca area of Manhattan, New York, and will finance its conversion to contain 52 large luxury loft-style residential condominiums with a parking garage. The loan has a five year term. The Company also receives prepaid interest upon closing of the loan, and a fixed exit fee when the loan is repaid in full.

         On March 6, 1998, OAIC executed a definitive purchase agreement for the acquisition of an existing 536,000 square foot, 22 story Class A- office building located at 225 Bush Street in the financial district of San Francisco, California for $100.2 million. OAIC expects to make an additional investment of approximately $10.5 million to fund closing costs and commissions, construction costs associated with mechanical systems and cosmetic upgrades, and tenant improvements and leasing commissions. Current rents in the building average $18.30 per square foot, and OAIC estimates the average current market rent to approximate $32 to $35 per square foot. As a result of the nearly 60% turnover of the rental space in 1998 and 1999, OAIC expects its funds from operations during 1998 will provide a modest return on this investment. As is typical of many of OAIC's commercial real estate investments, future releasing of this property at market rates is anticipated to provide stronger contributions to funds from operations thereafter and to meet OAIC's desired return parameters over the expected holding period of the investment. This transaction is subject to various terms and conditions of closing and performance, and as a result, there can be no assurance that this transaction will be consummated.

         On March 17, 1998, OAIC executed a definitive agreement with a Wall Street firm concerning the acquisition of subordinate interest only securities ("Sub IO") for approximately $14.3 million plus closing costs (such transaction constitutes the result of negotiations pursuant to the letter of intent announced by OAIC and Aames Financial Corporation in January 1998). The transaction is subject to various terms and conditions of closing and performance, and as a result, there can be no assurance that this transaction will be consummated.

         On March 19, 1998, the Company announced the declaration of its first quarter 1998 cash dividend of $0.25 per share, payable to shareholders of record on March 30, 1998 with payment on April 16, 1998.

         On March 26, 1998, the Company closed the acquisition of $8.3 million of Sub IOs issued from a securitization of sub-prime residential mortgage loans.

RESULTS OF OPERATIONS

         The Company completed an initial public offering on May 14, 1997 and commenced operations thereon. Net income for the period from May 14, 1997 to December 31, 1997 amounted to $11.8 million. Diluted earnings per weighted average common share were $0.60 for the period.

         The Company is engaged in a variety of real estate and mortgage-related investment activities, investing primarily in mortgage-related securities, commercial real estate, commercial discount loans and commercial and residential loans. The following table presents the contribution by investment activity to the Company's net income before minority interest for the period from May 14, 1997 to December 31, 1997.

                                                                    Amount           %
                                                                 -----------    -----------
Mortgage-related securities and other short-term investments..   $ 9,948,788         84%
Commercial real estate .......................................     1,375,733         12
Commercial discount loans ....................................       394,391          3
Commercial and residential loans .............................        82,036          1
                                                                 -----------        ---
                                                                 $11,800,948        100%
                                                                 ===========        ===

         INTEREST INCOME. Interest income for the period from May 14, 1997 to December 31, 1997 amounted to $13.5 million. The following table sets forth the total amount of interest income generated from interest-earning assets and the resultant annualized yields. The average balance is based on average daily balances for the reported period.

                                              For the Period from May 14, 1997 to December 31, 1997
                                              -----------------------------------------------------
                                                  Average          Interest           Annualized
                                                  Balance          Income               Yield
                                              --------------    ---------------    ----------------
Repurchase agreements and interest-earning
  deposits .................................  $  155,756,900    $     5,538,946          5.72%
Securities available for sale...............      76,423,400          6,362,909         13.39
Loans.......................................       4,294,000            311,157         11.65
Discount loans..............................      16,453,200          1,248,703         12.20
                                              --------------     --------------
   Total....................................  $  252,927,500    $    13,461,715          8.56%
                                              ==============    ===============

         OPERATING INCOME. Operating income is comprised primarily of $1.5 million in income earned on investments in real estate during the period from May 14, 1997 to December 31, 1997. Such income represents rental income, net of operating expenses and depreciation, and $890,000 of income realized from the early termination of a lease by a tenant, generated from the Company's investment in two office buildings located in California and a retail shopping center located in Florida.

         OPERATING EXPENSES. The following table sets forth the principal components of the Company's operating expenses during the period from May 14, 1997 to December 31, 1997.

Management fees..........................................    $    1,796,311
Due diligence............................................           326,025
Foreign currency loss....................................           568,565
Other  ..................................................           464,164
                                                             --------------
   Total.................................................    $    3,155,065
                                                             ==============

         Management fees totaling $1.8 million for the period from May 14, 1997 to December 31, 1997 were comprised solely of a base management fee (1% per annum of average invested assets) earned by Ocwen Capital Corporation ("OCC"), a wholly-owned subsidiary of Ocwen, pursuant to the terms of a management agreement entered into between the Company and Ocwen. OCC advises the Company on various facets of its business and manages its day-to-day operations, subject to the supervision of the Company's Board of Directors. See Note 1 to the Consolidated Financial Statements. In addition, the Company incurred due diligence expense in connection with its asset acquisitions. Foreign currency loss for the period is a result of the strengthening U.S. dollar versus the Canadian dollar and relates to the Company's investment in a Canadian commercial discount loan. See "Discount Loan Portfolio" and Notes 1 and 6 to the Consolidated Financial Statements. Other expenses were comprised of auditing fees, insurance premiums and other miscellaneous expenses.

FUNDS FROM OPERATIONS

         Most industry analysts, including the Company, consider Funds from Operations ("FFO") an appropriate supplementary measure of operating performance of a REIT. However, FFO does not represent cash provided by operating activities in accordance with generally accepted accounting principles ("GAAP") and should not be considered an alternative to net income as an indication of the results of the Company's performance or to cash flows as a measure of liquidity. In 1995, the National Association of Real Estate Investment Trusts ("NAREIT") established new guidelines clarifying its definition of FFO and requested that REITs adopt this new definition beginning in 1996. The following table computes FFO under the NAREIT definition. FFO consists of net income applicable to common shareholders (computed in accordance with generally accepted accounting principles) excluding gains (losses) from debt restructuring and sales of property (including furniture and equipment) plus real estate related depreciation and amortization (excluding amortization of deferred financing costs) and after adjustments for unconsolidated partnerships and joint ventures.

         For the period from May 14, 1997 to December 31, 1997, the Company's FFO was $12.0 million or $0.61 per diluted weighted average common share. The following table sets forth the calculation of the Company's FFO for the period.


Net income...............................................    $  11,791,518
Add: Real estate related depreciation....................          179,088
                                                             -------------
FFO .....................................................    $  11,970,606
                                                             =============

Diluted weighted average shares outstanding..............       19,564,770
                                                             =============

CHANGES IN FINANCIAL CONDITION

         The following table sets forth information relating to certain of the Company's assets and liabilities at December 31, 1997.

    ASSETS:
    Interest earning deposits.................................  $   48,346,076
    Securities available for sale, at market value............     146,026,907
    Loan portfolio............................................      15,831,479
    Discount loan portfolio, net..............................      26,978,888
    Investment in real estate, net............................      45,430,039
    Total assets..............................................     288,003,341

    LIABILITIES AND SHAREHOLDERS' EQUITY:
    Dividends  and distributions payable......................       7,458,750
    Total liabilities.........................................      13,803,533
    Minority interest.........................................       2,941,541
    Shareholders' equity......................................     271,258,267

         GENERAL. Total assets amounted to $288.0 million at December 31, 1997 and consisted primarily of $48.3 million of interest earning deposits, $146.0 million of securities available for sale, $15.8 million of loans held in portfolio, $27.0 million of discount loans and $45.4 million of investments in real estate. These assets are the result of the Company's investment of the $283.7 million of proceeds received from its initial public offering in May 1997. Total liabilities amounted to $13.8 million at December 31, 1997 and were primarily comprised of declared but unpaid dividends of $7.5 million, $2.8 million payable in connection with the acquisition of a pool of single family loans and unpaid management fees due OCC of $728,000.

         REPURCHASE AGREEMENTS AND INTEREST EARNING DEPOSITS. At December 31, 1997 total interest earning deposits amounted to $48.3 million or 17% of total assets and were comprised of deposits at various banks, including $16,000 on deposit in an account at the Bank.

         Although the Company had no repurchase agreements at December 31, 1997, it enters into such agreements from time to time. In these transactions, the Company purchases securities from a counterparty and agrees to sell the securities back to the counterparty at a specified future date. Repurchase agreements are carried at the amounts at which the securities will be subsequently resold to the counterparty plus accrued interest, as specified in the respective agreements. The securities purchased are held in custody for the benefit of the Company. All of the transactions are in United States agency or investment grade securities. The Company's exposure to credit risks associated with the non-performance of counterparties in fulfilling their contractual obligations can be directly impacted by market fluctuations, which may impair the counterparties' ability to satisfy their obligations. The Company monitors the market value of the underlying securities relative to the amounts due under the agreements and, when necessary, requires prompt additional collateral or reduction in loan balance to ensure that the market value remains sufficient to protect itself in the event of default by the counterparty.

         The Company earned interest income of $5.5 million during the period May 14, 1997 to December 31, 1997 from its investment in interest earning deposits and repurchase agreements. Of this amount, $5.1 million was earned from investments in repurchase agreements. Given the Company's investment of cash and cash equivalents received in connection with its initial public offering in other types of assets over the course of the reporting period, operating results for the period presented are unlikely to be indicative of the results that may be expected for future periods.

         SECURITIES AVAILABLE FOR SALE. The Company's investment in mortgage-related securities available for sale of $146.0 million at December 31, 1997 is net of $7.3 million of net unrealized losses which was included in shareholders' equity. The Company's securities available for sale were comprised of the following at December 31, 1997:

Mortgage-related  securities:
  Single-family residential:
     FHLMC interest only................................      $    21,177,964
     FNMA interest only.................................           22,573,132
     AAA-rated interest only............................              729,372
     Subordinates.......................................            9,444,067
                                                              ---------------
       Total............................................           53,924,535
                                                              ---------------
  Multi-family residential and commercial:
     AAA-rated interest only............................              865,747
     A-rated interest only..............................              480,188
     Non-rated interest only............................            4,802,873
     Subordinates.......................................           85,953,564
                                                              ---------------
       Total............................................           92,102,372
                                                              ---------------
         Total..........................................      $   146,026,907
                                                              ===============

         The $146.0 million of securities available for sale at December 31, 1997 is the result of purchases of $166.3 million, offset in part by $6.7 million of principal payments and maturities, $6.3 million of net premium amortization and net unrealized losses of $7.3 million.

         The Company's investments in interest only and inverse interest-only securities (together, "IOs"), which had an aggregate amortized cost and fair value of $60.8 million and $50.6 million at December 31, 1997, respectively, exhibit considerably more price volatility than mortgages or ordinary mortgage pass-through securities, due in part to the uncertain cash flows that result from changes in the prepayment rates of the underlying mortgages. In the case of IOs, increased prepayments of the underlying mortgages as a result of a decrease in market interest rates or other factors can result in loss of all or part of the purchase price of such security. During January and February 1998, the Company recorded a charge of $2.5 million against its interest only securities portfolio. The charge resulted from increases in projected prepayment speeds during this period and a resulting shortening of the weighted average lives of certain individual securities in the portfolio. As a result, a determination was made to write down the recorded investment in those securities where the reduction in fair value was considered to be other than temporary. The Company believes that the current low levels of interest rates, and the inverted shape of the yield curve, are relatively short-term phenomena. To the extent that longer term interest rates increase or the relationship between short-term and long-term rates revert to their historical spreads, the value of the portfolio should recover. To the extent that the current environment persists, or that rates decrease further, additional impairment losses may be recognized. See Note 4 to the Consolidated Financial Statements.

         LOAN PORTFOLIO. The Company's investment in loans amounted to $15.8 million at December 31, 1997 as follows:

   Single-family residential............................      $    6,465,080
   Multi-family residential.............................           3,455,000
    Commercial real estate:
      Office............................................          33,058,000
      Hotel.............................................          20,952,000
                                                              --------------
       Total loans......................................          63,930,080
   Deferred origination fees............................            (458,925)
    Undisbursed loan proceeds...........................         (47,639,676)
   Allowance for loan losses............................                  --
                                                              --------------
     Loans, net.........................................      $   15,831,479
                                                              ==============

         During the reporting period, the Company acquired 48 single family residential loans with an aggregate unpaid principal balance of $6.8 million with the intent of accumulating such loans, executing a securitization, and effectively retaining a subordinate interest. In addition, the Company originated one multi-family residential loan in the amount of $3.5 million, of which $1.4 million had been funded at December 31, 1997, two hotel acquisition and renovation loans in the aggregate amount of $21.0 million, of which $8.4 million had been funded at December 31, 1997, and one office building renovation and construction loan in the amount of $33.0 million which had not been funded at December 31, 1997. At December 31, 1997 all loans were current with the exception of four single family residential loans having an unpaid principal balance of approximately $269,000 which were greater than 89 days past due. Substantially all of the above loans are serviced by the Bank. See Note 5 to the Consolidated Financial Statements.

         DISCOUNT LOAN PORTFOLIO. The following table sets forth the composition of the Company's $27.0 million investment in discount loans at December 31, 1997.

    Commercial real estate loans:
      Office ...........................................       $ 11,892,814
      Retail............................................         30,635,968
                                                               ------------
         Total unpaid principal balance.................         42,528,782
      Allowance for loan losses.........................                 --
      Unaccreted discount...............................        (15,549,894)
                                                               ------------
         Discount loans, net............................       $ 26,978,888
                                                               ============

         The $27.0 million of discount loans at December 31, 1997 is the result of three acquisitions. During June 1997 the Company acquired a 13.83% pari passu interest in four subperforming commercial loans with an aggregate unpaid principal balance of $10.5 million. The loans are collateralized by three office buildings located in New York, New York and one shopping center in Yorktown, New York. The Bank acquired the remaining interest in these loans. During September 1997 the Company acquired a Canadian commercial loan with an unpaid principal balance of $27.6 million, ($38.3 million Canadian). The loan is collateralized by a 395,000 square foot shopping center located in Halifax, Nova Scotia, Canada. During November 1997 the Company acquired two loans secured by a 195,445 square foot shopping center in Havre, Montana and a 43,205 square foot Dayton, Ohio office building with an aggregate unpaid principal balance of $6.6 million. All of the Company's discount loans are serviced by the Bank. See Note 6 to the Consolidated Financial Statements.

         The following table sets forth certain information relating to the payment status of loans in the Company's discount loan portfolio at December 31, 1997.


  Past due less than 31 days............................       $    7,964,105
  Past due 31 days to 89 days...........................                   --
  Past due 90 days or more..............................           34,564,677
                                                               --------------
                                                               $   42,528,782
                                                               ==============

         ALLOWANCE FOR LOAN LOSSES. The Company's policy is to maintain an allowance for loan losses on its loan and discount loan portfolios at a level which management considers adequate to provide for potential losses based upon an evaluation of known and inherent risks. At December 31, 1997, no allowance for loan losses had been provided.

         INVESTMENT IN REAL ESTATE. The Company's $45.4 million net investment in real estate at December 31, 1997 is net of $179,088 of accumulated depreciation and is the result of the acquisition of two office buildings in California and one shopping center in Florida, as follows:

   Date Acquired        Property            Location        Square Feet   Acquisition Cost
   -------------     ---------------    -----------------   -----------   ----------------
     09/03/97        10 U.N. Plaza      San Francisco, CA      68,560      $    9,095,341
     09/23/97        450 Sansome St.    San Francisco, CA     123,099          17,246,713
     11/10/97        Cortez Plaza       Bradenton, FL         289,686          19,267,073
                                                                           --------------
                                                                           $   45,609,127
                                                                           ==============

         The Company's strategy is to renovate and reposition the facilities and target full floor tenants with five to ten year lease terms. The Company estimates that over the next twelve months approximately $4.4 million in capital improvements, tenant improvements and leasing commissions will be spent to renovate and reposition the above properties. Repositioning is intended to result in rents that are considerably greater than the current rents being achieved at the sites. See Note 7 to the Consolidated Financial Statements.

         DIVIDENDS AND DISTRIBUTIONS PAYABLE. At December 31, 1997, dividends payable totaled $7.5 million and represents declared but unpaid dividends on common stock.

         MINORITY INTEREST. At December 31, 1997, minority interest totaled $2.9 million and represents Ocwen's ownership of 160,000 units in the Ocwen Partnership, L.P. ("Operating Partnership"). See Note 1 to the Consolidated Financial Statements.

         SHAREHOLDERS' EQUITY. Shareholders' equity increased to $271.3 million from May 14, 1997 to December 31, 1997. The increase in shareholders' equity during this period was attributable to net proceeds of $283.7 million from the issuance of 19,125,000 shares of common stock in May 1997 and net income of $11.8 million earned during the period, offset in part by net unrealized losses on securities available for sale of $7.3 million, the repurchase of 160,000 shares of the Company's common stock for $3.0 million and dividends declared on common stock of $13.9 million.

CAPITAL RESOURCES AND LIQUIDITY

         Liquidity is a measurement of the Company's ability to meet potential cash requirements, including ongoing commitments to repay borrowings, fund investments, engage in loan acquisition and lending activities and for other general business purposes. Additionally, to maintain its status as a REIT under the Code, the Company must distribute annually at least 95% of its taxable income. The primary sources of funds for liquidity consist of the proceeds from the Company's initial public offering, net income, reverse repurchase agreements and other secured borrowings, maturities and principal payments on loans and securities and proceeds from loan resolutions thereof.

         Cash and cash equivalents were $48.7 million at December 31, 1997. The Company's operating activities provided cash flows of $21.1 million during the period from May 14, 1997 to December 31, 1997. During the foregoing period, cash resources from operating activities were provided primarily by net income. The Company's investing activities used cash flows of $249.6 million during the period from May 14, 1997 to December 31, 1997. During the foregoing period, cash flows from investing activities were used primarily to purchase securities available for sale, discount loans, loans and investments in real estate. The Company's financing activities provided cash flows of $277.2 million during the period from May 14, 1997 to December 31, 1997 and consisted of $283.7 million net proceeds from the issuance of common stock, net of $6.5 million of dividends paid during the period.

         The Company expects to meet its short-term liquidity requirements generally through its working capital and net cash provided by operating and financing activities. In addition, the Company has contractual relationships with five brokerage firms pursuant to which it could obtain funds from reverse repurchase agreements and has $146.0 million of unencumbered mortgage-related securities which could be pledged to secure such borrowings. The Company also believes that its net cash provided by operating activities will be sufficient to allow the Company to make the distributions necessary for continued benefit from qualification as a REIT.

         At December 31, 1997, the Company had $ 74.3 million of outstanding commitments. In addition, the Company has subsequently engaged in additional acquisition activities, including the performance of due diligence with respect to a variety of other investment opportunities. See Note 11 to the Consolidated Financial Statements. At December 31, 1997, the Company had invested approximately 83% of the net proceeds received from its initial public offering. The Company expects to meet certain long-term liquidity requirements such as property and security acquisitions and loan originations by obtaining various third-party borrowings and has entered into discussions with respect to obtaining such borrowings. Additionally, as discussed above, the Company intends to execute a securitization of its loan portfolio and use the proceeds for further acquisitions. The Company believes that such new, as well as its existing, sources of liquidity, including third-party borrowings currently being pursued, will be adequate to fund planned activities for the foreseeable future, although there can be no assurances in this regard. In the event the Company was unable to effect such third-party borrowings or securitization, its liquidity could be constrained and the impact on its results of operations, financial condition and FFO could be significant.

MARKET CONDITIONS

         Recently, the competitive conditions of some of the markets in which the Company operates have changed due to the significant amount of capital made available in the marketplace. This competition is particularly notable in the subordinated commercial mortgage-backed securities ("CMBS") market for new
issuances.   New  issuances  have  reduced
subordination levels with spreads declining by approximately 200 basis points in the noninvestment grade and unrated tranches. The Company believes that investment in a new issue CMBS at this time does not meet its return objectives. Therefore, the Company is focusing on seasoned or special situation subordinates which meet its return objectives, taking advantage of Ocwen's special servicing capabilities. In addition, the Company has purchased pools of residential loans for securitization, and is pursuing investments in Sub IOs in CMBS backed by subprime residential mortgage loans.

INFLATION

         Inflation has remained relatively low during the past few years and has had a minimal impact on the operating performance of the properties. Nonetheless, certain of the tenants' leases contain provisions designed to lessen the impact of inflation. Such provisions include clauses enabling the Company to receive percentage rentals based on tenants' gross sales, which generally increase as prices rise, and/or escalation clauses, which generally increase rental rates during the terms of the leases. In addition, many of the leases are for terms of less than ten years, which may enable the Company to replace existing leases with new leases at higher base and/or percentage rentals if rents of the existing leases are below the then-existing market rate. Office and retail space in the properties is generally leased to tenants under lease terms which provide for the tenants to pay for increases in operating expenses in excess of specified amounts. See Note 11 to the Consolidated Financial Statements.

         However, inflation may have a negative impact on some of the Company's other operating items. Interest and general and administrative expenses may be adversely affected by inflation as these specified costs could increase at a rate higher than rents. Also, for tenant leases with stated rent increases, inflation may have a negative effect as the stated rent increases in these leases could be lower than the increase in inflation at any given time.

RECENT ACCOUNTING DEVELOPMENTS

         For information relating to the effects on the Company of the adoption of recent accounting standards, see Note 1 to the Consolidated Financial Statements.

REIT STATUS

         The Company has qualified and intends to continue to qualify as a REIT under Sections 856 through 860 of the Internal Revenue Code. Qualification for treatment as a REIT requires the Company to meet certain criteria, including certain requirements regarding the nature of its ownership, assets, income and distributions of taxable income. A REIT will generally not be subject to federal income taxation on that portion of its income that is distributed to its shareholders if it distributes at least 95 percent of its taxable income and meets certain other income and asset tests. The Company has until the filing of its tax return to satisfy the distribution requirement. Since the Company plans to distribute 100% of its taxable income, no provision has been made for federal income taxes for the Company and its subsidiaries in the accompanying consolidated financial statements. As taxable income is finalized and the tax return is filed, an additional distribution may be required which may be significant. The Company may be subject to tax at normal corporate rates on net income or capital gains not distributed.

         The Company intends to conduct its business so as not to become regulated as an investment company under the Investment Company Act of 1940 (the "Investment Company Act"). The Investment Company Act exempts entities that, directly or through majority-owned subsidiaries, are "primarily engaged in the business of purchasing or otherwise acquiring mortgages and other liens on and interests in real estate" ("Qualifying Interests"). Under current interpretation by the staff of the Securities and Exchange Commission ("SEC"), in order to qualify for this exemption, the Company, among other things, must maintain at least 55% of its assets in Qualifying Interests and also may be required to maintain an additional 25% in Qualifying Interests or other real estate-related assets. Therefore, the type and amount of assets the Company may acquire may be limited by the Investment Company Act.

YEAR 2000 DATE CONVERSION

         OCC, as well as Ocwen and its other subsidiaries which provide management services to the Company, have begun to coordinate the identification, evaluation, and implementation of changes to computer systems and applications necessary to achieve a year 2000 date conversion with no effect on customers or disruption to business operations. These actions are necessary to ensure that the systems and applications will recognize and process the year 2000 and beyond. Major areas of potential business impact have been identified and dimensioned, and initial conversion efforts are underway. Ocwen also is communicating with customers, financial institutions and others with which it does business to identify and coordinate year 2000 conversion issues. Ocwen expects its year 2000 conversion will be completed on a timely basis, and the cost of achieving year 2000 compliance will be immaterial and borne by Ocwen. The Company does not expect to incur any costs in connection with achieving year 2000 compliance.

FORWARD-LOOKING STATEMENTS

         CERTAIN STATEMENTS CONTAINED HEREIN ARE NOT, AND CERTAIN STATEMENTS CONTAINED IN FUTURE FILINGS BY THE COMPANY WITH THE SECURITIES AND EXCHANGE COMMISSION, IN THE COMPANY'S PRESS RELEASES OR IN THE COMPANY'S OTHER PUBLIC OR SHAREHOLDER COMMUNICATIONS, MAY NOT BE BASED ON HISTORICAL FACTS AND ARE "FORWARD-LOOKING STATEMENTS" WITHIN THE MEANING OF SECTION 27A OF THE SECURITIES ACT OF 1933, AS AMENDED, AND SECTION 21E OF THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED, INCLUDING THE CONSUMMATION AND EXPECTED BENEFITS OF THE IDENTIFIED TRANSACTIONS. THESE FORWARD-LOOKING STATEMENTS MAY BE IDENTIFIED BY REFERENCE TO A FUTURE PERIOD(S), OR BY THE USE OF FORWARD-LOOKING TERMINOLOGY, SUCH AS "MAY," "WILL," "BELIEVE," "ESTIMATE," "EXPECT," "COMMITMENT," "ANTICIPATE," "CONSIDER," "CONTINUE," "ENCOURAGE," "INTEND," "PLAN," "PRESENT," "PROPOSE," "PROSPECT," OR SIMILAR TERMS, VARIATIONS OF THOSE TERMS, OR NEGATIVES OF ANY SUCH TERMINOLOGY. ACTUAL RESULTS COULD DIFFER MATERIALLY FROM THOSE SET FORTH IN FORWARD-LOOKING STATEMENTS DUE TO A VARIETY OF FACTORS, INCLUDING, BUT NOT LIMITED TO, THOSE RELATED TO THE INTERNATIONAL, NATIONAL, REGIONAL OR LOCAL ECONOMIC ENVIRONMENT, PARTICULARLY IN THE MARKET AREAS IN WHICH THE COMPANY OPERATES, COMPETITIVE
PRODUCTS AND PRICING, FISCAL AND MONETARY POLICIES OF THE U.S., CANADIAN OR OTHER GOVERNMENTS, CHANGES IN GOVERNMENT REGULATIONS AFFECTING REAL ESTATE INVESTMENT TRUSTS, CHANGES IN PREVAILING INTEREST AND CURRENCY EXCHANGE RATES, CHANGES IN FACTORS INHERENT TO THE VALUATION AND PRICING OF VARIOUS SECURITIES INCLUDING THE IMPACT OF CHANGES IN PREPAYMENT SPEEDS ON MORTGAGE LOANS, THE EFFECTIVENESS OF THE SERVICING OF LOANS UNDERLYING VARIOUS SECURITIES, THE COURSE OF NEGOTIATIONS WITH RESPECT TO VARIOUS TRANSACTIONS, THE ABILITY OF PARTIES TO AGREE TO MATERIAL TERMS OF A TRANSACTION, THE ABILITY TO SATISFY OR FULFILL AGREED UPON TERMS AND CONDITIONS OF CLOSING OR PERFORMANCE (INCLUDING BOARD APPROVALS, AS NECESSARY OR AGREED UPON), THE OCCURRENCE OF MATERIAL ADVERSE CHANGES IN THE BUSINESS OF ANY PARTY TO A TRANSACTION, THE TIMING OF TRANSACTION CLOSINGS, UNSATISFACTORY DUE DILIGENCE RESULTS, BORROWER FAILURE TO SATISFY CLOSING CONDITIONS, THE ABILITY TO SECURITIZE MORTGAGE LOANS IN MUTUALLY ACCEPTABLE TERMS, ACQUISITIONS AND THE INTEGRATION OF ACQUIRED BUSINESSES, CREDIT RISK MANAGEMENT, ASSET/LIABILITY MANAGEMENT, THE FINANCIAL AND SECURITIES MARKETS, THE AVAILABILITY OF AND COSTS ASSOCIATED WITH TIMELY SOURCES OF LIQUIDITY ON MUTUALLY ACCEPTABLE TERMS AND OTHER FACTORS GENERALLY UNDERSTOOD TO AFFECT THE REAL ESTATE ACQUISITION MORTGAGE AND LEASING MARKETS AND SECURITY INVESTMENTS. THE COMPANY DOES NOT UNDERTAKE, AND SPECIFICALLY DISCLAIMS ANY OBLIGATION, TO PUBLICLY RELEASE THE RESULTS OF ANY REVISIONS WHICH MAY BE MADE TO ANY FORWARD-LOOKING STATEMENTS TO REFLECT THE OCCURRENCE OF ANTICIPATED OR UNANTICIPATED EVENTS OR CIRCUMSTANCES AFTER THE DATE OF SUCH STATEMENTS.

         REPORT OF MANAGEMENT


         The management of Ocwen Asset Investment Corp. is responsible for the preparation and fair presentation of the financial statements and other financial information contained in this annual report. The accompanying consolidated financial statements have been prepared in conformity with generally accepted accounting principles applied on a consistent basis and include amounts based on management's best estimates and judgments. Nonfinancial information included in this annual report has also been prepared by management and is consistent with the consolidated financial statements. In the opinion of management, the consolidated financial statements fairly reflect the Company's financial position, results of operations and cash flows.

         To assure that financial information is reliable and assets are safeguarded, management has established and maintains an effective system of internal accounting controls and procedures that provide reasonable assurance as to the integrity and reliability of the financial statements, the protection of assets against loss from unauthorized use or disposition and the prevention and detection of errors and irregularities on a timely basis.

         Price Waterhouse LLP conducts its audit of the consolidated financial statements in accordance with generally accepted auditing standards. Such standards include the evaluation of internal accounting controls to establish a basis for developing the scope of its examination of the consolidated financial statements. In addition to the use of independent certified public accountants, Ocwen maintains a professional staff of internal auditors who conduct financial, procedural and special audits of the Company. To ensure their independence, both Price Waterhouse LLP and the internal auditors have direct access to the Audit Committee of the Board of Directors.

         The Audit Committee, which consists solely of independent directors of the Company, makes recommendations to the Board of Directors concerning the appointment of the independent certified public accountants and meets with Price Waterhouse LLP and the internal auditors to discuss the results of their audits, the Company's internal accounting controls and financial reporting matters.



         /s/ William C. Erbey                      /s/ Mark S. Zeidman
         ----------------------------------------  ----------------------------
             William C. Erbey                          Mark S. Zeidman
             Chairman and Chief Executive Officer      Senior Vice President and
                                                       Chief Financial Officer

               REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS


To the Board of Directors and Shareholders of Ocwen Asset Investment Corp.

In our opinion, the accompanying consolidated statements of financial condition and the related consolidated statements of operations, of changes in shareholders' equity and of cash flows present fairly, in all material respects, the financial position of Ocwen Asset Investment Corp. (the "Company") and its subsidiaries at December 31, 1997 and the results of their operations and their cash flows for the period from May 14, 1997 to December 31, 1997, in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatements. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.



/s/ Price Waterhouse LLP
--------------------------------
    Price Waterhouse LLP


Fort Lauderdale, Florida
January 26, 1998

                          OCWEN ASSET INVESTMENT CORP.
                  CONSOLIDATED STATEMENT OF FINANCIAL CONDITION
                                DECEMBER 31, 1997

ASSETS:
Cash and amounts due from depository institutions ............   $     331,047
Interest earning deposits ....................................      48,346,076
Securities available for sale, at market value ...............     146,026,907
Loan portfolio, net ..........................................      15,831,479
Discount loan portfolio, net .................................      26,978,888
Investment in real estate, net ...............................      45,430,039
Deposits on pending asset acquisitions .......................       1,000,000
Principal and interest receivable ............................       2,518,272
Other assets .................................................       1,540,633
                                                                 -------------
                                                                 $ 288,003,341
                                                                 =============
LIABILITIES AND SHAREHOLDERS' EQUITY:

LIABILITIES:
  Dividends and distributions payable ........................   $   7,458,750
  Accrued expenses, payables and other liabilities ...........       6,344,783
                                                                 -------------
     Total liabilities .......................................      13,803,533
                                                                 -------------

Minority interest ............................................       2,941,541
                                                                 -------------

COMMITMENTS AND CONTINGENCIES (NOTE 11)

SHAREHOLDERS' EQUITY:
  Preferred stock, $.01 par value; 25,000,000 shares
    authorized; 0 shares issued and outstanding ..............              --
  Common Stock, $.01 par value; 200,000,000 shares authorized;
    19,125,000 shares issued; 18,965,000 shares outstanding ..         191,250
  Additional paid-in capital .................................     283,496,750
  Distributions in excess of earnings ........................      (2,107,331)
  Unrealized loss on securities available for sale ...........      (7,327,890)
  Treasury stock at cost (160,000 shares) ....................      (2,994,512)
                                                                 -------------
     Total shareholders' equity ..............................     271,258,267
                                                                 -------------
                                                                 $ 288,003,341
                                                                 =============

THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THESE CONSOLIDATED FINANCIAL STATEMENTS.

                          OCWEN ASSET INVESTMENT CORP.
                      CONSOLIDATED STATEMENT OF OPERATIONS
              FOR THE PERIOD FROM MAY 14, 1997 TO DECEMBER 31, 1997


Interest income:
    Repurchase agreements and interest earning deposits ......    $  5,538,946
    Securities available for sale ............................       6,362,909
    Loans ....................................................         311,157
    Discount loans ...........................................       1,248,703
                                                                  ------------
                                                                    13,461,715
                                                                  ------------

Operating income:
    Investments in real estate, net ..........................       1,481,633
    Other ....................................................          12,665
                                                                  ------------
                                                                     1,494,298
                                                                  ------------

Operating expenses:
    Management fees ..........................................       1,796,311
    Due diligence ............................................         326,025
    Foreign currency loss ....................................         568,565
    Other ....................................................         464,164
                                                                  ------------
                                                                     3,155,065
                                                                  ------------
Income before minority interest ..............................      11,800,948
Minority interest in net income of operating partnership .....          (9,430)
                                                                  ------------
    Net income ...............................................    $ 11,791,518
                                                                  ============

Earnings per share:
    Basic ....................................................    $       0.62
                                                                  ============
    Diluted ..................................................    $       0.60
                                                                  ============

Weighted average shares outstanding:
    Basic ....................................................      19,108,789
                                                                  ============
    Diluted ..................................................      19,564,770
                                                                  ============

THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THESE CONSOLIDATED FINANCIAL STATEMENTS.


                                                     OCWEN ASSET INVESTMENT CORP.
                                      CONSOLIDATED STATEMENT OF CHANGES IN SHAREHOLDERS' EQUITY
                                        FOR THE PERIOD FROM MAY 14, 1997 TO DECEMBER 31, 1997

                                                                                                         Unrealized
                                                                                                         loss on
                                        Common Stock                      Additional    Distributions    securities
                                  ----------------------    Treasury       paid-in-      in excess       available
                                    Shares      Amount       stock         capital       of earnings     for sale         Total
                                  ----------  ----------  -----------    ------------   -------------   -----------   -------------
Issuance of common stock ........ 19,125,000  $  191,250  $        --    $283,496,750   $          --   $        --   $283,688,000

Repurchase of common stock ......   (160,000)         --   (2,994,512)             --              --            --     (2,994,512)

Net income ......................         --          --           --              --      11,791,518            --     11,791,518

Dividends .......................         --          --           --              --     (13,898,849)           --    (13,898,849)

Change in unrealized loss on
  securities available for sale..         --          --           --              --              --    (7,327,890)    (7,327,890)
                                  ----------  ----------  -----------    ------------   -------------   -----------   -------------

Balance at December 31, 1997 .... 18,965,000  $  191,250  $(2,994,512)   $283,496,750   $  (2,107,331)  $(7,327,890)   $271,258,267
                                  ==========  ==========  ===========    ============   =============   ===========    ============


                       THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THESE CONSOLIDATED FINANCIAL STATEMENTS.

                                                                 15

                             OCWEN ASSET INVESTMENT CORP.
                         CONSOLIDATED STATEMENT OF CASH FLOWS
                FOR THE PERIOD FROM MAY 14, 1997 TO DECEMBER 31, 1997


Cash flows from operating activities:
  Net income .......................................................   $  11,791,518
  Adjustments to reconcile net income to net cash provided by operating activities:
     Premium amortization (discount accretion), net ................       6,236,654
     Depreciation ..................................................         179,088
     Foreign exchange loss .........................................         568,565
     Increase in interest receivable ...............................      (2,518,272)
     Increase in other assets ......................................      (1,540,633)
     Increase in accrued expenses, payables and other liabilities ..       6,344,783
     Minority interest in earnings .................................           9,430
                                                                       -------------
Net cash provided by operating activities ..........................      21,071,133
                                                                       -------------

Cash flows from investing activities:
  Purchase of securities available for sale ........................    (166,334,140)
  Maturities and principal payments received on securities available
     for sale ......................................................       6,654,881
  Purchase of loans ................................................     (16,091,515)
  Purchase of discount loans .......................................     (28,465,429)
  Principal payments received on discount loans ....................         932,366
  Principal payments received on loans .............................         333,454
  Investment in real estate ........................................     (45,609,127)
  Deposits on pending asset acquisitions ...........................      (1,000,000)
                                                                       -------------
Net cash used by investing activities ..............................    (249,579,510)
                                                                       -------------

Cash flows from financing activities:
  Proceeds from issuance of common stock, net of offering costs ....     283,688,000
  Dividend payments on common stock ................................      (6,502,500)
  Treasury stock acquisition .......................................      (2,994,512)
  Proceeds from sale of  operating partnership units ...............       2,994,512
                                                                       -------------
Net cash provided by financing activities ..........................     277,185,500
                                                                       -------------

Net increase in cash and cash equivalents ..........................      48,677,123
Cash and cash equivalents at beginning of period ...................              --
                                                                       -------------
Cash and cash equivalents at end of period .........................   $  48,677,123
                                                                       =============

Reconciliation of cash and cash equivalents at end of period:
  Cash and amounts due from depository institutions ................   $     331,047
  Interest earning deposits ........................................      48,346,076
                                                                       -------------
                                                                       $  48,677,123
                                                                       =============

Supplemental schedule of non-cash financing activities:
  Common stock dividends and distributions declared but not paid ...   $   7,458,750
                                                                       =============



THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THESE CONSOLIDATED FINANCIAL STATEMENTS.

                          OCWEN ASSET INVESTMENT CORP.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                DECEMBER 31, 1997

NOTE 1   ORGANIZATION

         Ocwen Asset Investment Corp. ("OAIC" or the "Company") is a newly formed corporation that has elected to be taxed as a Real Estate Investment Trust ("REIT") under the Internal Revenue Code of 1986 (the "Code"). As such, OAIC will generally not be subject to federal income taxation on that portion of its income that is distributed to shareholders if it distributes at least 95% of its taxable income to its shareholders by the due date of its federal income tax return and complies with various other requirements.

         The Company was incorporated in the Commonwealth of Virginia on January 22, 1997 and was initially capitalized on February 12, 1997 through the sale of 100 shares of common stock for $1,600. On May 14, 1997, the Company completed an initial public offering ("IPO") with the sale of 19,125,000 shares of common stock, par value $.01 per share, at a price of $16.00 per share (before underwriting and offering expenses), and commenced operations thereon.

         The Company's consolidated financial statements include the accounts of OAIC and its subsidiaries. OAIC directly owns two qualified REIT subsidiaries, Ocwen General Partner, Inc. ("General Partner") and Ocwen Limited, Inc. ("Limited Partner"). General Partner and Limited Partner own 1% and 98.2%, respectively of Ocwen Partnership, L.P. ("Operating Partnership"). Additionally, through General Partner and Limited Partner, the Company established additional partnerships in Florida and California for real estate investment purposes. The minority interest at December 31, 1997 represents a 0.8% interest (160,000 units) in the Operating Partnership held by Investors Mortgage Insurance Holding Company ("IMI"), a wholly owned subsidiary of Ocwen Financial Corporation ("Ocwen"). IMI also owns 1,715,000 shares, or 9.0%, of the Company's outstanding common stock and has 1,912,500 options (25% of which vest each year over the next four years) to purchase, at the election of the Company, either shares of the Company or an equivalent number of units in the operating partnership at an exercise price of $16.00 per share.

         The Company has entered into a management agreement with Ocwen Capital Corporation ("OCC"), a wholly owned subsidiary of Ocwen, under which OCC advises the Company on various facets of its business and manages its day-to-day operations, subject to the supervision of the Company's Board of Directors. For its services, OCC receives a base management fee of 1% per annum of average invested assets, as defined in the related agreement, payable quarterly. In addition, OCC is entitled to receive incentive compensation in an amount equal to 25% of the dollar amount by which Funds From Operations ("FFO"), as adjusted, exceeds certain defined levels.


NOTE 2   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

PRINCIPLES OF CONSOLIDATION

         The Company's consolidated financial statements include the accounts of OAIC and its subsidiaries as described in Note 1 above. All significant intercompany transactions and balances have been eliminated.

SECURITIES AVAILABLE FOR SALE

         Securities available for sale are carried at market value with the net unrealized gains or losses reported as a separate component of shareholders' equity. Unrealized losses on securities that reflect a decline in value which is other than temporary, if any, are charged to earnings. At disposition, the realized net gain or loss is included in earnings on a specific identification basis. The amortization of premiums and accretion of discounts are computed using the interest method after considering actual and estimated prepayment rates, if applicable. Actual prepayment experience is periodically reviewed and effective yields

                          OCWEN ASSET INVESTMENT CORP.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                DECEMBER 31, 1997

are  recalculated   when  differences  arise  between   prepayments   originally
anticipated and amounts actually received plus anticipated future prepayments.

LOAN PORTFOLIO

         Loans held for investment are stated at amortized cost, less any allowance for loan losses, because the Company has the ability and the intent to hold them to maturity. Interest income is accrued as it is earned. Loans are placed on non-accrual status after being delinquent greater than 89 days, or earlier if the borrower is deemed by management to be unable to continue performance. When a loan is placed on non-accrual status, interest accrued but not received is reversed. While a loan is on non-accrual status, interest is recognized only as cash is received. Loans are returned to accrual status only when the loan is reinstated and ultimate collectibility of future interest is no longer in doubt. Loan origination fees and certain direct loan origination costs are deferred and recognized over the lives of the related loans as a yield adjustment and included in interest income using the interest method applied on a loan-by-loan basis. Gains and losses on disposal of such assets are computed on a specific identification basis.

DISCOUNT LOAN PORTFOLIO

         Certain mortgage loans, for which the borrower is not current as to principal and interest payments or for which there is a reason to believe the borrower will be unable to continue to make its scheduled principal and interest payments, are acquired at a discount. The acquisition cost for a pool of loans is allocated to each loan within the pool based upon the Company's pricing methodology. For those commercial real estate loans which are current and the Company believes will remain current, the remaining unamortized discount is accreted into interest income as a yield adjustment using the interest method over the contractual maturity of the loan. For all other loans, interest is reported as cash is received. Gains on the repayment and discharging of loans are reported as interest income. In situations where the collateral is foreclosed upon, the loans are transferred to real estate owned upon receipt of title to the property and accretion of the related discount is discontinued.

ALLOWANCE FOR LOAN LOSSES

         The allowance for estimated loan losses is maintained at a level that management, based upon evaluation of known and inherent risks in the portfolio, considers adequate to provide for potential losses. Management's periodic evaluation of the allowance for estimated loan losses is based upon an analysis of the portfolio, historical loss experience, economic conditions and trends, collateral values and other relevant factors. Future adjustments to the allowance may be necessary if economic conditions and trends, collateral values and other relevant factors differ substantially from the assumptions used in making the evaluation.


INVESTMENT IN REAL ESTATE

         Investment in real estate is recorded at cost less accumulated depreciation (which is less than the net realizable value of the property). The Company reviews its investment in real estate for impairment whenever events or changes in circumstances indicate that the carrying amount may not be recoverable.

         Depreciation is computed on a straight line basis over the estimated useful lives of the assets as follows:


Buildings and improvements                  39 years
Tenant improvements                         Lesser of lease term or useful life
Furniture, fixtures and equipment           7 years

                          OCWEN ASSET INVESTMENT CORP.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                DECEMBER 31, 1997

         Expenditures for repairs and maintenance are charged to operations as incurred. Significant renovations are capitalized. Fees and costs incurred in the successful negotiation of leases are deferred and amortized on a straight-line basis over the terms of the respective leases. Rental revenue is reported on a straight-line basis over the terms of the respective leases.

FOREIGN CURRENCY TRANSACTIONS

         The Company's investment in foreign assets is translated into U.S. dollars at current exchange rates, and related revenues and expenses are translated at average exchange rates for the period. Resulting translation adjustments are reflected in the results of operations. Transaction gains and losses that arise from exchange rate fluctuations on transactions denominated in a currency other than U.S. dollars are included in the results of operations as incurred.

INCOME TAXES

         The Company qualifies as a REIT under Sections 856 through 860 of the Code of 1986, as amended. A REIT will generally not be subject to federal income taxation on that portion of its income that is distributed to shareholders if it distributes at least 95% of its taxable income by the due date of its federal income tax return and complies with certain other requirements. Accordingly, no provision has been made for federal income taxes for the Company and its subsidiaries in the accompanying consolidated financial statements.

CONSOLIDATED STATEMENT OF CASH FLOWS

         For purposes of reporting cash flows, cash and cash equivalents include non-interest earning deposits, interest earning deposits and all highly liquid investments purchased with an original maturity date of three months or less.

BASIC AND DILUTED EARNINGS PER SHARE

         Basic earnings per share is calculated based upon the weighted average number of shares of common stock outstanding during the year. Diluted earnings per share is calculated based upon the weighted average number of shares of common stock outstanding and all dilutive potential common shares outstanding during the year. The computation of diluted earnings per share includes the impact of the exercise of the outstanding options to purchase common stock and assumes that the proceeds from such issuance are used to repurchase common shares at fair value.

RISKS AND UNCERTAINTIES

         In the normal course of business, the Company encounters primarily two significant types of economic risk: credit and market. Credit risk is the risk of default on the company's loan portfolio that results from a borrowers' inability or unwillingness to make contractually required payments. Market risk reflects changes in the value of securities available for sale and investments in real estate due to changes in interest rates or other market factors, including the rate of prepayments of principal, the value of the collateral underlying loans and the valuation of real estate held by the Company.

         Additionally, the Company encounters significant tax risks. If OAIC were to fail to qualify as a REIT in any taxable year, OAIC would be subject to federal income tax (including any applicable alternative minimum tax) on its taxable income at regular corporate rates, and distributions to shareholders would not be deductible by OAIC in computing its taxable income. Any such corporate tax liability could be substantial and would reduce the amount of cash available for distribution to shareholders, which in turn could have an adverse impact on the value of, and trading prices for, the Company's common stock.

                          OCWEN ASSET INVESTMENT CORP.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                DECEMBER 31, 1997

         Unless entitled to relief under certain Code provisions, the Company could also be disqualified from taxation as a REIT for the four taxable years following the year during which OAIC ceased to qualify as a REIT.

         The preparation of financial statements in conformity with generally accepted accounting principles ("GAAP") requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Material estimates that are particularly susceptible to significant change in the near or medium term relate to the determination of the allowance for losses on loans and discount loans.

RECENT ACCOUNTING STANDARDS

         The Company adopted Statement of Financial Accounting Standards ("SFAS") No. 125, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities" during 1997. SFAS No. 125 (i) sets forth the criteria for (a) determining when to recognize financial and servicing assets and liabilities; and (b) accounting for transfers of financial assets as sales or borrowings; and (ii) requires (a) liabilities and derivatives related to a transfer of financial assets to be recorded at fair value; (b) servicing assets and retained interests in transferred assets carrying amounts be determined by allocating carrying amounts based on fair value; (c) amortization of servicing assets and liabilities be in proportion to net servicing income; (d) impairment measurement based on fair value; and (e) pledged financial assets to be classified as collateral. SFAS No. 125 provides implementation guidance for assessing isolation of transferred assets and for accounting for transfers of partial interests, servicing of financial assets, securitizations, transfers of sales-type and direct financing lease receivables, securities lending transactions, repurchase agreements including "dollar rolls", "wash sales", loan syndications and participations, risk participations in banker's acceptances, factoring arrangements, transfers of receivables with recourse and extinguishments of liabilities. In December 1996, the FASB issued SFAS No. 127, "Deferral of the Effective Date of FASB Statement No. 125", which delayed implementation of certain provisions of SFAS No. 125.

         In February 1997, the FASB issued SFAS No. 128, "Earnings per Share." SFAS No. 128 simplifies the calculation of earnings per share ("EPS"), and makes them comparable to international standards. Under SFAS No. 128, the Company is required to present both basic and diluted EPS on the face of its statements of operations. Basic EPS, which replaces primary EPS required by APB 15 for entities with complex capital structures, excludes common stock equivalents and is computed by dividing income available to common shareholders by the weighted-average number of common shares outstanding for the period. Diluted EPS gives effect to all dilutive potential common shares that were outstanding during the period. SFAS No. 128 is effective for financial statements for both interim and annual periods ending after December 15, 1997. The Company adopted SFAS No. 128 effective December 31, 1997.

         In February 1997, the FASB also issued SFAS No. 129, "Disclosure of Financial Information About Capital Structure" ("SFAS No. 129"). SFAS No. 129 supersedes capital structure disclosure requirements found in previous accounting pronouncements and consolidates them into one statement for ease of retrieval and greater visibility for non-public entities. These disclosures are required for financial statements for periods ending after December 15, 1997. As SFAS No. 129 makes no changes to previous accounting pronouncements as those pronouncements applied to OAIC, adoption of SFAS No. 129 will have no impact on the Company's results of operations and financial condition.

         In June 1997, the FASB issued SFAS No. 130, "Reporting Comprehensive Income." SFAS No. 130 requires the inclusion of comprehensive income, either in a separate statement for comprehensive income, or as part of a combined statement of income and comprehensive income in a full-set of general-

                          OCWEN ASSET INVESTMENT CORP.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                DECEMBER 31, 1997

purpose financial statements. Comprehensive income is defined as the change in equity of a business enterprise during a period from transactions and other events and circumstances, excluding those resulting from investments by and distributions to owners. SFAS No. 130 requires that comprehensive income be presented beginning with net income, adding the elements of comprehensive income not included in the determination of net income, to arrive at comprehensive income. SFAS No. 130 also requires that an enterprise display the accumulated balance of other comprehensive income separately from retained earnings and additional paid-in capital in the equity section of a statement of financial position. SFAS No. 130 is effective for the Company's fiscal year beginning January 1, 1998. SFAS No. 130 requires the presentation of information already contained in the Company's financial statements and therefore is not expected to have an impact on the Company's financial position or results of operation.

         In June 1997, the FASB also issued SFAS No. 131, "Disclosures About Segments of an Enterprise and Related Information." SFAS No. 131 establishes standards for the reporting of information about operating segments by public business enterprises in their annual and interim financial reports issued to shareholders. SFAS No. 131 requires that a public business enterprise report financial and descriptive information, including profit or loss, certain specific revenue and expense items, and segment assets, about its reportable operating segments. Operating segments are defined as components of an enterprise about which separate financial information is available that is evaluated regularly by the chief operating decision-maker in deciding how to allocate resources and in assessing performance. SFAS No. 131 is effective for the Company's financial statements for periods beginning after December 15, 1997. SFAS No. 131 is a disclosure requirement and therefore is not expected to have an effect on the Company's financial position or results of operations.


NOTE 3   FAIR VALUE OF FINANCIAL INSTRUMENTS

         Substantially all of the Company's assets are considered financial instruments. For the majority of the Company's financial instruments, principally loans, fair values are not readily available since there are no available trading markets as characterized by current exchanges between willing parties. Accordingly, fair values can only be derived or estimated using various valuation techniques, such as computing the present value of estimated future cash flows using discount rates commensurate with the risks involved. However, the determination of estimated future cash flows is inherently subjective and imprecise. In addition, for those financial instruments with option-related features, prepayment assumptions are incorporated into the valuation techniques. It should be noted that minor changes in assumptions or estimation methodologies can have a material effect on these derived or estimated fair values.

         The fair values reflected below are indicative of the interest rate environments as of December 31, 1997 and do not take into consideration the effects of interest rate fluctuations. In different interest rate environments, fair value results can differ significantly, especially for certain fixed-rate financial instruments and non-accrual assets. In addition, the fair values presented do not attempt to estimate the value of the Company's anticipated future business activities. In other words, they do not represent the Company's value as a going concern. Furthermore, the differences between the carrying amounts and the fair values presented may not be realized because, except as indicated, the Company generally intends to hold these financial instruments to maturity and realize their recorded values.

         Reasonable comparability of fair values among institutions is difficult due to the wide range of permitted valuation techniques and numerous estimates that must be made in the absence of secondary market prices. This lack of objective pricing standards introduces a degree of subjectivity to these derived or estimated fair values. Therefore, while disclosure of estimated fair values of financial instruments is required, readers are cautioned in using this data for purposes of evaluating the financial condition of the Company.

                          OCWEN ASSET INVESTMENT CORP.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                DECEMBER 31, 1997


         The carrying amounts and the estimated fair values of the Company's financial instruments at December 31, 1997 are as follows:

                                                Carrying         Fair
                                                 Amount          Value
                                              ------------   ------------
Cash and cash equivalents ..................  $ 48,677,123   $ 48,677,123
Securities available for sale ..............   146,026,907    146,026,907
Loan portfolio, net ........................    15,831,479     15,831,479
Discount loan portfolio ....................    26,978,888     26,978,888

         The methodologies used and key assumptions made to estimate fair value, the estimated fair values determined and recorded carrying values follow:

CASH AND CASH EQUIVALENTS

         Cash and cash equivalents have been valued at their carrying amounts as these are reasonable estimates of fair value given the relatively short period of time between origination of the instruments and their expected realization.

MORTGAGE-RELATED SECURITIES

         For mortgage-related securities, fair value equals quoted price, if available. For securities for which a quoted market price is not available, fair value is estimated using quoted market prices for similar instruments.

LOANS AND DISCOUNT LOANS

         The fair value of performing whole loans is estimated based upon quoted market prices for similar whole loan pools. The fair value of the discount loan portfolio is estimated based upon current market yields at which recent pools of similar mortgages have traded taking into consideration the timing and amount of expected cash flows.

                          OCWEN ASSET INVESTMENT CORP.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                DECEMBER 31, 1997

NOTE 4   SECURITIES AVAILABLE FOR SALE

         The amortized cost, fair value and gross unrealized gains and losses on the Company's securities available for sale are as follows at the period ended December 31, 1997:

                                                     Gross            Gross
                                     Amortized     Unrealized       Unrealized          Fair
                                       Cost          Gains            Losses            Value
                                  -------------   -------------    -------------    -------------
Mortgage-related securities:
Single-family residential:
  FHLMC interest only .........   $  26,010,872   $     215,892    $  (5,048,800)   $  21,177,964
  FNMA interest only ..........      27,289,844         183,774       (4,900,486)      22,573,132
  Other AAA-rated interest only       1,090,760              --         (361,388)         729,372
  Subordinates ................       8,668,663         806,723          (31,319)       9,444,067
                                  -------------   -------------    -------------    -------------
                                     63,060,139       1,206,389      (10,341,993)      53,924,535
                                  -------------   -------------    -------------    -------------

Multi-family and commercial:
  AAA-rated interest only .....         913,182              --          (47,435)         865,747
  A-rated interest only .......         503,707              --          (23,519)         480,188
  Non-rated interest only .....       4,975,589              --         (172,716)       4,802,873
  Subordinates ................      83,902,180       2,536,277         (484,893)      85,953,564
                                  -------------   -------------    -------------    -------------
                                     90,294,658       2,536,277         (728,563)      92,102,372
                                  -------------   -------------    -------------    -------------
                                  $ 153,354,797   $   3,742,666    $ (11,070,556)   $ 146,026,907
                                  =============   =============    =============    =============

         A profile of the maturities of securities available for sale at December 31, 1997 follows. Securities are included based on their weighted-average maturities, reflecting anticipated future prepayments based on a consensus of dealers in the market.

                                        Amortized Cost   Fair Value
                                        --------------  ------------

Due within one year .................    $         --   $         --
Due after 1 through 5 years .........      79,455,456     70,323,551
Due after 5 through 10 years ........      57,361,874     58,753,733
Due after 10 years ..................      16,537,467     16,949,623
                                         ------------   ------------
                                         $153,354,797   $146,026,907
                                         ============   ============

         Premiums amortized against and discounts accreted to income during the period from May 14, 1997 to December 31, 1997 are as follows:

Premiums amortized against interest income ...........   $ 8,033,504
Discounts accreted to interest income ................    (1,709,044)
                                                         -----------
     Net premium amortization ........................   $ 6,324,460
                                                         ===========

         During January and February 1998, the Company recorded a charge of $2.5 million against its portfolio of interest-only and inverse interest-only securities (together, "IOs"). The charge results from increases in projected prepayment speeds during this period and a resulting shortening of the weighted average lives of certain individual securities in the portfolio. As a result, a determination was made to write down the recorded investment in those securities where the reduction in fair value was considered to be other than temporary. The Company believes that the current low levels of interest rates, and the inverted shape of the yield curve, are relatively short-term phenomena. To the extent that longer term interest rates increase or the relationship between short-term and long-term rates revert to their historical spreads, the value of the portfolio should recover. To the extent that the current environment persists, or that rates decrease further, additional impairment losses may be recognized.

                          OCWEN ASSET INVESTMENT CORP.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                DECEMBER 31, 1997

NOTE 5   LOAN PORTFOLIO

         The Company's loan portfolio consisted of the following at December 31, 1997:

Single-family residential .................................     $  6,465,080
Multi-family residential ..................................        3,455,000
Commercial real estate:
   Office .................................................       33,058,000
   Hotel ..................................................       20,952,000
                                                                ------------
    Total loans ...........................................       63,930,080
Deferred origination fees .................................         (458,925)
Loans in process ..........................................      (47,639,676)
Allowance for loan losses .................................               --
                                                                ------------
  Loans, net ..............................................     $ 15,831,479
                                                                ============

         The   following   table   represents   a  summary   of  the   Company's
non-performing loans at December 31, 1997.

NON-PERFORMING LOANS:
    Single-family residential .............................     $    268,689
    Multi-family ..........................................               --
    Commercial ............................................               --
                                                                ------------
                                                                $    268,689
                                                                ============

         If non-accrual loans had been current in accordance with their original terms, additional interest income of approximately $5,603 for the period from May 14, 1997 to December 31, 1997 would have been earned. No interest has been accrued on loans greater than 89 days past due.

         At December 31, 1997, the Company had no investment in impaired loans as defined in accordance with SFAS No. 114, and as amended by SFAS No. 118.

         The  following   table  sets  forth  the  geographic   distribution  of
properties securing the Company's loans at December 31, 1997:

                       Single-family         Multi-family           Commercial
                        Residential          Residential           Real Estate              Total
                      ---------------      ---------------       ---------------       ---------------
Georgia...........          1,954,863                   --                    --             1,954,863
New York..........                 --            3,455,000                    --             3,455,000
South Carolina....          3,520,770                   --                    --             3,520,770
Delaware..........                 --                   --            13,300,000            13,300,000
Massachusetts.....    $            --      $            --       $    40,710,000       $    40,710,000
Other.............            989,447                   --                    --               989,447
                      ---------------      ---------------       ---------------       ---------------
Total.............    $     6,465,080      $     3,455,000       $    54,010,000       $    63,930,080
                      ===============      ===============       ===============       ===============

                          OCWEN ASSET INVESTMENT CORP.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                DECEMBER 31, 1997

NOTE 6            DISCOUNT LOAN PORTFOLIO

         The Company has acquired, through private sales and auctions, mortgage loans at a discount because the borrowers are either not current as to principal and interest payments or there is doubt as to the borrowers' ability to pay in full the contractual principal and interest. The Company estimates the amounts it will realize through foreclosure, collection or other resolution efforts and the length of time required to complete the collection process in determining the amounts it will bid to acquire such loans.

         The resolution  alternatives applied to the discount loan portfolio are
(i) the borrower brings the loan current in accordance with original or modified terms; (ii) the borrower repays the loan or a negotiated amount; (iii) the borrower agrees to a deed-in-lieu of foreclosure, in which case it is classified as real estate owned and held for sale by the Company and (iv) the Company forecloses on the loan and the property is either acquired at the foreclosure sale by a third party or by the Company, in which case it is classified as real estate owned and held for sale. The Company periodically reviews the discount loan portfolio performance to ensure that nonperforming loans are carried at the lower of amortized cost or net realizable value of the underlying collateral and the remaining unaccreted discount is adjusted accordingly. Upon receipt of title to the property, the loans are transferred to real estate owned.

         The Company's discount loan portfolio consists of the following at December 31, 1997:

LOAN TYPE:
Commercial real estate loans:
   Office ............................................     $ 11,892,814
   Retail ............................................       30,635,968
                                                           ------------
     Total unpaid principal balance ..................       42,528,782
   Unaccreted discount ...............................      (15,549,894)
   Allowance for loan losses .........................               --
                                                           ------------
     Discount loans, net .............................     $ 26,978,888
                                                           ============

LOAN STATUS:
   Current ...........................................     $  7,964,105
   Past due 31 to 89 days ............................               --
   Past due 90 days or more ..........................       34,564,677
                                                           ------------
                                                           $ 42,528,782
                                                           ============

         The following table sets forth the activity in the Company's gross discount loan portfolio for the period from May 14, 1997 to December 31, 1997:

Principal balance at beginning of period .............     $         --
Acquisitions .........................................       44,686,413
Resolutions and repayments ...........................       (1,281,846)
Foreign currency loss (1) ............................         (875,785)
                                                           ------------
Principal balance at end of period ...................     $ 42,528,782
                                                           ============

(1) The $875,785 represents the gross foreign currency loss related to the unpaid principal balance which, net of $307,220 related to the discount on loans, resulted in a net foreign currency loss of $568,565 for the period from May 14, 1997 to December 31, 1997.

                          OCWEN ASSET INVESTMENT CORP.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                DECEMBER 31, 1997


         The  following   table  sets  forth  the  geographic   distribution  of
properties securing the Company's discount loans at December 31, 1997:

Canada ...............................................     $26,762,692
New York .............................................       9,208,805
Montana ..............................................       3,873,276
Ohio .................................................       2,684,009
                                                           -----------
   Total .............................................     $42,528,782
                                                           ===========


NOTE 7   INVESTMENT IN REAL ESTATE

         The investments in real estate at December 31, 1997 represent acquisitions of two commercial office properties in San Francisco, California and a shopping plaza in Bradenton, Florida. The investments have been recorded on the books of OAIC California Partnership, L.P. and OAIC Florida Partnership, L.P, respectively, and include:

Land .................................................     $  5,250,105
Office buildings .....................................       21,741,968
Retail ...............................................       18,602,922
Building improvements ................................           14,132
                                                           ------------
 .....................................................       45,609,127
Accumulated depreciation .............................         (179,088)
                                                           ------------
   Investment in real estate net .....................     $ 45,430,039
                                                           ============


NOTE 8   SHAREHOLDERS' EQUITY

         On May 14, 1997, the Company completed its initial public offering of 17,250,000 shares, including over-allotments, for an initial public offering price of $16.00 per share, before underwriting discounts and commissions. Additionally, upon the closing of the offering 1,875,000 shares of common stock were sold to IMI at the initial public offering price, net of underwriting discounts and commissions. The total net proceeds from the sale of the above shares was $283,688,000.

         On December 8, 1997 IMI sold to the Company 160,000 shares of the Company's common stock and invested in an equivalent number of units in the Operating Partnership. As a result of this sale, IMI's direct ownership interest in the Company amounted to 9.0% at December 31, 1997. The change in ownership structure resulted in IMI holding a 0.8% minority interest in the Operating Partnership.

         The Company adopted a non-qualified stock option plan (the "Option Plan"), which provides options to purchase shares of common stock (or, at the election of the Company, limited partnership interests ("Units") in the Operating Partnership that may be redeemed for cash, or, at the election of the General Partner, shares of common stock on a one-for-one basis). The maximum aggregate number of shares of Common stock that may be issued pursuant to options granted under the Option Plan is 5,000,000. The purpose of the Option Plan is to provide a means of performance-based compensation as an incentive for OCC to enhance the value of Company's stock.

         At the closing of the initial public offering, the Company granted to OCC 1,912,500 options under the Option Plan at an exercise price per share equal to the initial offering price of the common stock. The options vest one quarter each year upon the first four anniversaries of the closing date of the initial public offering. The options terminate on the tenth anniversary of the closing date of the initial public offering.

                          OCWEN ASSET INVESTMENT CORP.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                DECEMBER 31, 1997

         The Company has recorded $103,578 of compensation expense related to the stock options granted to OCC. The compensation expense is based on the estimated fair value of the options which was determined using the Black-Scholes option-pricing model. The fair value of the options was estimated using the following assumptions:

Expected dividend yield ..............................         15.625%
Expected stock price volatility ......................         17.910%
Risk-free interest rate ..............................          5.391%
Expected life of options .............................          4 years

NOTE 9   BASIC AND DILUTED EARNINGS PER SHARE

         The Company is required to present both basic and diluted EPS on the face of its statement of operations. Basic EPS, which replaced primary EPS required by APB 15, is calculated by dividing net income by the weighted average number of common shares outstanding during the year. Diluted EPS is calculated by dividing net income by the weighted average number of shares of common stock outstanding and the dilutive potential common shares related to outstanding stock options. The following is a reconciliation of the calculation of basic EPS to diluted EPS for the period from May 14, 1997 to December 31, 1997.

Net income ...........................................     $11,791,518
                                                           ===========

BASIC EPS:
Weighted average shares of common stock ..............      19,108,789
                                                           ===========
Basic EPS ...........................................      $      0.62
                                                           ===========

DILUTED EPS:
Weighted average shares of common stock ..............      19,108,789
Effect of dilutive securities:
      Stock options ..................................         455,981
                                                           -----------
                                                            19,564,770
                                                           ===========
Diluted EPS ..........................................     $      0.60
                                                           ===========


NOTE 10  TAXATION

         The Company qualifies as a REIT under Sections 856 through 860 of the Code, as amended. A REIT will generally not be subject to federal income taxation on that portion of its income that is distributed to its shareholders if it distributes at least 95 percent of its taxable income and meets certain other income and asset tests. The Company has until the filing of its tax return to satisfy the distribution requirement. Since the Company plans to distribute 100% of its taxable income, no provision has been made for federal income taxes for the Company and its subsidiaries in the accompanying consolidated financial statements. As taxable income is finalized and the tax return is filed, an additional distribution may be required.

                          OCWEN ASSET INVESTMENT CORP.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                DECEMBER 31, 1997

NOTE 11  COMMITMENTS AND CONTINGENCIES

         Noncancelable operating leases with tenants expire on various dates through 2028. The future minimum rental income (base rent) to be received under leases existing as of December 31, 1997, are as follows:

1998 .................................................     $ 3,966,128
1999 .................................................       3,684,755
2000 .................................................       3,267,164
2001 .................................................       2,569,014
2002 .................................................       1,839,674
Thereafter ...........................................      14,747,152

         Office and retail space in the properties is generally leased to tenants under lease terms which provide for the tenants to pay for increases in operating expenses in excess of specified amounts. The above future minimum lease payments do not include specified payments for tenant reimbursements of operating expenses.

         At December 31, 1997, outstanding commitments totaled $74.3 million and included $14.0 million related to the purchase of an office building, $60.3 million related to the origination of three real estate loans with initial fundings of approximately $10.0 million.

         Neither the Company nor the Operating Partnership is currently involved in any material litigation nor, to the Company's knowledge, is any material litigation currently threatened against the Company or the Operating Partnership.


NOTE 12. QUARTERLY RESULTS OF OPERATIONS (UNAUDITED)

         The following table sets forth the quarterly financial information for the period from May 14, 1997 to December 31, 1997.


                                                                Quarters Ended           For the Period
                                                       -----------------------------      May 14, 1997
                                                       December 31,    September 30,           to
                                                          1997             1997           June 30, 1997
                                                       -----------     -------------      -------------
Interest income..............................          $ 5,466,971     $ 5,511,937          $2,482,807
Operating income.............................            1,427,260          67,038                  --
Operating expenses...........................           (1,503,779)     (1,228,703)           (422,583)
                                                       -----------     -----------          ----------
Income before minority interest..............            5,390,452       4,350,272           2,060,224
Minority interest in net income of operating
 partnership ................................               (9,430)             --                  --
                                                       -----------     -----------          ----------
Net income...................................          $ 5,381,022     $ 4,350,272          $2,060,224
                                                       ===========     ===========          ==========

Earnings per share:
  Basic.......................................          $     0.28      $     0.23           $    0.11
  Diluted.....................................          $     0.28      $     0.22           $    0.11


                          OCWEN ASSET INVESTMENT CORP.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                DECEMBER 31, 1997


SHAREHOLDER INFORMATION

PRICE RANGE OF THE COMPANY'S COMMON STOCK

         The Company's common stock began trading on The NASDAQ Stock Market's National Market ("NASDAQ") on May 14, 1997 under the symbol "OAIC". The following table sets forth for the indicated periods the high and low bid prices for the common stock, as traded on such market.

     1997                                                 HIGH           LOW
     -----------------------------------------------    ---------     ---------
     Second quarter (from May 14)...................    $ 20.1250     $ 17.8750
     Third quarter..................................      24.8750       19.7500
     Fourth quarter.................................      24.0000       17.5000

The foregoing market quotations reflect inter-dealer prices, without retail mark-up, mark-down, or commissions and may not necessarily represent actual transactions.

         At the close of business on February 27, 1998, the Company's common stock price was $19.94.

         The Company currently qualifies as a REIT. To obtain the tax benefits of a REIT, the Company is required each year to distribute to its shareholders at least 95% of its taxable income after certain adjustments by the due date of its federal income tax return. Future distributions paid by the Company will be at the discretion of the Board of Directors and will depend on the actual cash flow of the Company, its financial condition, capital requirements, the annual REIT distribution requirements and such other factors as the Board of Directors of the Company deem relevant. During the period from May 14, 1997 to December 31, 1997, the Company declared dividends totaling $13.9 million.

NUMBER OF HOLDERS OF COMMON STOCK

         At February 27, 1998, 18,965,000 shares of Company common stock were outstanding and held by approximately 76 holders of record.

                          OCWEN ASSET INVESTMENT CORP.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                DECEMBER 31, 1997


CORPORATE INFORMATION

Corporate Headquarters

Ocwen Asset Investment Corp.
The Forum, Suite 1000
1675 Palm Beach Lakes Blvd.
West Palm Beach, Florida 33401
(561) 681-8000



Annual Meeting

The Annual Meeting of OAIC Shareholders will be held on May 14, 1998 at:

1675 Palm Beach Lakes Blvd.
West Palm Beach, Florida 33401



Investor Relations

All investor inquiries may be directed to or copies of OAIC Form 10-K may be obtained from:

Investor Relations
Ocwen Asset Investment Corp.
The Forum, Suite 1003
1675 Palm Beach Lakes Blvd.
West Palm Beach, Florida 33401
(561) 681-8400



Listing

The common stock of Ocwen Asset Investment Corp. is listed on the NASDAQ. Its symbol is "OAIC".

Registrar and Transfer Agent

Transfer Agent for Stock

The Bank of New York
Shareholder Relations Department 11E
P.O. Box 11258
Church Street Station
New York, NY 10286
(800) 524-4458



Send certificates for transfer and address change notices to:

The Bank of New York
Receive and Deliver Department 11W
P.O. Box 11002
Church Street Station
New York, NY 10286