Form 10-K/A, Exhibit 13
period 1997-12-31
OCWEN ASSET INVESTMENT CORP
filed 1998-12-21
CIK 1033643

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

                                                                For the Period
                                                                 May 14, 1997
                                                                      to
                                                               December 31, 1997
                                                               -----------------
OPERATIONS DATA:
  Interest income ...........................................   $  13,461,715
  Income on investments in real estate, net .................       1,481,633
  Other operating income ....................................          12,665
                                                                -------------
     Total income ...........................................      14,956,013
  Operating expenses ........................................       3,155,065
                                                                -------------
  Income before minority interest ...........................      11,800,948
  Minority interest in net income of operating partnership ..          (9,430)
                                                                -------------
     Net income .............................................   $  11,791,518
                                                                =============

  Earnings per share:
     Basic ..................................................   $        0.62
                                                                =============
     Diluted ................................................   $        0.60
                                                                =============

  Weighted average common shares outstanding:
     Basic ..................................................      19,108,789
                                                                =============
     Diluted ................................................      19,564,770
                                                                =============

BALANCE SHEET DATA:
    Total assets ............................................   $ 288,003,341
    Cash and cash equivalents ...............................      48,677,123
    Securities available for sale, at market value ..........     146,026,907
    Loan portfolio ..........................................      15,831,479
    Discount loan portfolio .................................      26,978,888
    Investment in real estate ...............................      45,430,039
    Minority interest .......................................       2,941,541
    Shareholders' equity ....................................     271,258,267

OTHER DATA:
    Average assets ..........................................   $ 289,215,300
    Average equity ..........................................     284,260,200
    Return on average assets ................................            6.56%
    Return on average equity ................................            6.67%
    Average equity to average assets ........................           98.29%
    Dividend payment ratio ..................................          117.70%

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
                                                               ==============


         ALLOWANCE FOR LOAN LOSSES. The Company's policy is to maintain an allowance for loan losses on its loan and discount loan portfolios at a level which management considers adequate to provide for potential losses based upon an evaluation of known and inherent risks. At December 31, 1997, no allowance for loan losses had been provided because all loans held by the Company were recent acquisitions and were performing in accordance with management's expectations at the date of origination or acquisition.

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

FUNDS FROM OPERATIONS

         The Company generally considers Funds From Operations ("FFO") to be a useful financial performance measure of the operating performance of a REIT because such measure does not recognize (i) depreciation and amortization of real estate assets as operating expenses, which management believes are not meaningful in evaluating income-producing real estate because such real estate historically has not depreciated and (ii) gains/losses from debt restructuring and sales of property. In addition, FFO together with net income and cash flow, provides investors with an additional basis to evaluate the ability of a REIT to incur and service debt and to fund acquisitions and other capital expenditures. FFO does not represent cash provided by operating activities in accordance with GAAP and should not be considered an alternative to net income as an indication of the results of the Company's performance or to cash flows as a measure of liquidity. For a discussion of the Company's operating, investing and financing activities under GAAP, see "-Capital Resources and Liquidity" below. In 1995, the National Association of Real Estate Investment Trusts ("NAREIT") established new guidelines clarifying its definition of FFO and requested that REITs adopt this new definition beginning in 1996. FFO consists of net income applicable to common shareholders (computed in accordance with GAAP) excluding gains (losses) from debt restructuring and sales of property (including furniture and equipment) plus real estate related depreciation and amortization (excluding amortization of deferred financing costs) and after adjustments for unconsolidated partnerships and joint ventures. Because other REITs may calculate FFO in a different manner, however, there can be no assurance that the Company's FFO is comparable with the FFO reported by other entities.

         The following table reconciles funds from operations and net income:


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


         The Company expects to meet its short-term liquidity requirements (which include approximately $4.4 million of capital improvements, tenant improvements and leasing commissions to renovate and reposition its investments in real estate during the next 12 months) generally through its working capital and net cash provided by operating and financing activities. In addition, the Company has contractual relationships with five brokerage firms pursuant to which it could obtain funds from reverse repurchase agreements and has $146.0 million of unencumbered mortgage-related securities which could be pledged to secure such borrowings. The Company also believes that its net cash provided by operating activities will be sufficient to allow the Company to make the distributions necessary for continued benefit from qualification as a REIT.


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

SECURITIES AVAILABLE FOR SALE

         Securities available for sale are carried at fair value with the net unrealized gains or losses reported as a separate component of shareholders' equity. Unrealized losses on securities that reflect a decline in value which is other than temporary, if any, are charged to earnings. At disposition, the realized net gain or loss is included in earnings on a specific identification basis. The amortization of premiums and accretion of discounts are computed using the interest method after considering actual and estimated prepayment rates, if applicable. Actual prepayment experience is periodically reviewed and effective yields

                          OCWEN ASSET INVESTMENT CORP.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                DECEMBER 31, 1997

are  recalculated   when  differences  arise  between   prepayments   originally
anticipated and amounts actually received plus anticipated future prepayments.

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

DISCOUNT LOAN PORTFOLIO


         Certain mortgage loans, for which the borrower is not current as to principal and interest payments or for which there is a reason to believe the borrower will be unable to continue to make its scheduled principal and interest payments, are acquired at a discount. The acquisition cost for a pool of loans is allocated on a relative form value basis to each loan within the pool. The Company believes that it is able to reasonably estimate the amounts and timing of collections on all of its discounted loans and believes that the collectibility of the acquisition amount of the loan and discount is probable. For those commercial real estate loans which are current and the Company believes will remain current, the discount is accreted into interest income as a yield adjustment using the interest method over the contractual maturity of the loan. For all other loans, in lieu of accretion of purchased discount, interest is reported as cash is received. Gains on the repayment and discharging of loans are reported as interest income. In situations where the collateral is foreclosed upon, the loans are transferred to real estate owned upon receipt of title to the property and accretion of the related discount is discontinued.


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


INVESTMENT IN REAL ESTATE


         Investment in real estate is recorded at cost less accumulated depreciation (which is less than the net realizable value of the property). The Company reviews its investment in real estate for impairment whenever events or changes in circumstances indicate that the carrying amount may not be recoverable. If changes in events or circumstances indicate that the carrying amount of an investment may not be recoverable, an impairment loss would be recorded if the sum of the expected future cash flows (undiscounted and without interest charges) is less than the carrying amount of the investment.



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


SECURITIES AVAILABLE FOR SALE

         For securities available for sale, fair value equals quoted price, if available. For securities for which a quoted market price is not available, fair value is estimated using quoted market prices for similar instruments. At
December 31, 1997, the fair value for all securities available for sale was based on quoted market prices.


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
                      ===============      ===============       ===============       ===============

                          OCWEN ASSET INVESTMENT CORP.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                DECEMBER 31, 1997

NOTE 6            DISCOUNT LOAN PORTFOLIO


         The Company has acquired, through private sales and auctions, mortgage loans at a discount. The Company estimates the amounts it will realize through foreclosure, collection or other resolution efforts and the length of time required to complete the collection process in determining the amounts it will bid to acquire such loans.


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

         The Company's discount loan portfolio consists of the following at December 31, 1997:


LOAN TYPE:
Commercial real estate loans:
   Office ............................................     $ 11,892,814
   Retail ............................................       30,635,968
                                                           ------------
     Total unpaid principal balance ..................       42,528,782
   Discount ..........................................      (15,549,894)
   Allowance for loan losses .........................               --
                                                           ------------
     Discount loans, net .............................     $ 26,978,888
                                                           ============


LOAN STATUS:
   Current ...........................................     $  7,964,105
   Past due 31 to 89 days ............................               --
   Past due 90 days or more ..........................       34,564,677
                                                           ------------
                                                           $ 42,528,782
                                                           ============

         The following table sets forth the activity in the Company's gross discount loan portfolio for the period from May 14, 1997 to December 31, 1997:


Principal balance at beginning of period .............     $         --
Acquisitions .........................................       44,686,413
Resolutions and repayments (1) .......................       (1,281,846)
Foreign currency loss (2).............................         (875,785)
                                                           ------------
Principal balance at end of period ...................     $ 42,528,782
                                                           ============

(1) Resolutions and repayments consists of loans which were resolved in a manner which resulted in full or partial repayment of the loan to the Company and consisted of $1.3 million of negotiated settlements and $16,000 of partial repayments.

(2) The $875,785 represents the gross foreign currency loss related to the unpaid principal balance which, net of $307,220 related to the discount on loans, resulted in a net foreign currency loss of $568,565 for the period from May 14, 1997 to December 31, 1997.

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