Form 10-K/A, Exhibit 13
period 1997-12-31
OCWEN ASSET INVESTMENT CORP
filed 1999-02-08
CIK 1033643

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

DISCOUNT LOAN PORTFOLIO


The acquisition cost for a pool of discount loans is allocated on a relative fair value basis to each loan within the pool. The Company believes that it is able to reasonably estimate the amounts and timing of collections on all of its discounted loans. For those commercial real estate loans which are current and for which the Company believes that collecting the acquisition amount of the loan and discount is probable, the discount is accreted into interest income as a yield adjustment using the interest method over the contractual maturity of the loan. For those commercial discount loans that become nonperforming, the Company ceases accretion of the discount. Gains on the repayment or discharge of the discount loans, including any remaining discount, is reported as interest income.

Discount loans are reported at their outstanding principal balance net of any charge-offs and premiums or discounts. The Company periodically evaluates loans in the discount loan portfolio for impairment. Individually identified impaired loans are measured based on one of the following: the present value of payments expected to be received (using a discount rate equating the Company's estimate of expected future cash flows to the acquisition price), observable market prices, or the estimated fair value of the collateral (for loans that are solely dependent on the collateral for repayment). If the recorded investment in the impaired loan exceeds the measure of estimated fair value, a valuation allowance is established as a component of the allowance for loan losses. At December 31, 1997, the Company did not have any impaired loans.


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